Exhibit 5.1
LEGAL OPINION OF MESSNER & REEVES, LLC
Messner & Reeves, LLC
Attorneys at Law
1430 Wynkoop Street, Suite 400
Denver, Colorado 80202
Telephone: (303) 623-1800 Facsimile: (303) 623-0552
May 2, 2008
Smart Move, Inc.
Attn: Board of Directors
5990 Greenwood Plaza Blvd, Suite 390
Greenwood Village, Colorado 80111
Dear Board of Directors:
     We have acted as counsel to Smart Move, Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 as amended or supplemented (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, 4,162,411 shares of its common stock, $0.0001 par value (the “Shares”), for resale by selling stockholders to the public.
     This opinion is being rendered in connection with the filing of Amendment No. 2 to the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration. In connection with this opinion, we have examined the Company’s Certificate of Incorporation, as amended and Restated, and its Bylaws, both as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that upon the issuance of the 4,162,411 Shares of Common Stock par value, $0.0001 per share, issuable to the selling shareholders upon the Company’s election to pay any principal and interest to holders of convertible debentures by issuance of Shares, upon any permitted conversion of convertible debentures into Shares, or upon the exercise by any holder of a Warrant to purchase Shares, the Shares so issued will have been duly and validly authorized by the Company, duly and validly issued and fully paid and non-assessable.
     Our opinion is limited to the laws of the States of Colorado and Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Respectfully submitted, MESSNER & REEVES, LLC
/s/ Messner & Reeves, LLC